Exhibit 99.1
For Immediate Release

Contact:	(News Media) Jennifer Born +1.312.396.7089
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Reports Fourth Quarter and Full Year 2014 Results
Growth in Sales, Collected Premiums, Annuity Account Values and Operating Earnings
Continued Strength in Key Capital Ratios
CNO forms strategic technology partnership with Cognizant

Carmel, Ind., February 10, 2015 - CNO Financial Group, Inc. (NYSE: CNO) today announced fourth quarter of 2014 operating earnings (1) of $59.3 million, or 29 cents per diluted share, compared to $66.2 million, or 29 cents per diluted share, in the fourth quarter of 2013. For the full year 2014, CNO reported operating earnings (1) of $259.5 million, or $1.19 per diluted share, compared to $248.4 million, or $1.07 per diluted share in 2013.
Net income and operating earnings in the fourth quarter of 2014 reflect an unfavorable $9.8 million (5 cents per diluted share) after-tax mark-to-market change in the agent deferred compensation plan liability which was impacted by the use of a new mortality table and the low interest rate environment. We have elected to recognize the mark-to-market change in the estimated value of this liability through earnings as assumptions change.
"We continued to profitably grow the enterprise in the fourth quarter, along with advancing Bankers Life agent recruiting," said Ed Bonach, CEO of CNO. "For the year, we made important progress on several fronts, in particular further reducing risk with the sale of CLIC, returning capital to shareholders, investing in our franchise, and growing our core businesses with increases in sales, collected premiums, annuity account values and operating earnings."
Strategic Technology Partnership
CNO has entered into a comprehensive agreement with Cognizant forming a strategic partnership for technology delivery that is expected to accelerate our core IT process improvements and enable more rapid innovation. Under the agreement, Cognizant will, after the transition period, assume CNO’s application development, maintenance, and testing functions as well as select IT infrastructure operations. Cognizant will also take over all CNO operations located in Hyderabad, India.  The partnership will result in the movement of approximately 640 IT positions from CNO to Cognizant, roughly 240 of which are U.S.-based.  The agreement is expected to deliver run-rate expense savings of approximately $10 million annually and to result in a modest charge to earnings of approximately $6 million over the first two quarters of 2015 related to certain one-time transition costs.
Commenting on the strategic partnership, CEO Ed Bonach said "We are pleased to launch an agreement with Cognizant, a leading provider of information technology and related services to the insurance industry.  This partnership is critical to advancing our technology platforms, enhancing our agent and customer experience, and positioning us through innovation and efficiency to better compete in the underserved middle-market."

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CNO Financial (2)
February 10, 2015

Fourth Quarter 2014 Highlights

•	Sales, as defined by total new annualized premium ("NAP") (2): $114.8 million, up 1% from 4Q13

•	Collected premium from our continuing operating segments (3): $884.4 million up 3% from 4Q13

•	Net income per diluted share: 41 cents in 4Q14 compared to 47 cents in 4Q13

•	Net operating income (1) per diluted share: 29 cents in both 4Q14 and 4Q13 (including (5) cents in 4Q14 for the mark-to-market change in the agent deferred compensation plan liability)

•	Completed comprehensive annual review of actuarial assumptions, resulting in a net $4 million unfavorable pre-tax impact

•	Unrestricted cash and investments held by our holding company were $345 million at December 31, 2014

•	Common stock repurchases, dividends and debt payments were $111.5 million in 4Q14

Full Year 2014 Highlights

•	Sales, as defined by total NAP (2): $425.4 million, up 2% from 2013

•	Collected premium from our continuing operating segments (3): $3,358.9 million up 2% from 2013

•
Net income per diluted share: 24 cents in 2014 (including $(1.24) from the net loss on the sale of Conseco Life Insurance Company ("CLIC") and gain on reinsurance transactions) compared to $2.06 in 2013 (including $1.29 from the release of the valuation allowance for deferred taxes and other tax items)

•	Net operating income (1) per diluted share: $1.19 in 2014 compared to $1.07 in 2013

•	Consolidated risk-based capital ratio was approximately 434% at December 31, 2014 compared to 410% at December 31, 2013

•	Statutory operating earnings in 2014 were $393 million and net insurance company dividends to the holding company were $174 million

•	Capital returned to shareholders in 2014 totaled $427 million, including securities repurchases of $376 million and common stock dividends of $51 million

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CNO Financial (3)
February 10, 2015

Quarterly Segment Operating Results

	Three months ended
	December 31,
	2014	2013
	(Dollars in millions, except per share data)
EBIT (5):
Bankers Life	$103.5	$83.0
Washington National	20.2	37.8
Colonial Penn	2.8	(4.1)
Other CNO Business:
Loss from the long-term care business reinsured in 4Q13	—	(2.1)
Overhead expense of CLIC expected to continue after the sale	—	(5.3)
EBIT from business segments continuing after the CLIC sale	126.5	109.3
Corporate Operations, excluding corporate interest expense	(23.8)	3.8
EBIT from operations continuing after the CLIC sale	102.7	113.1
Corporate interest expense	(10.8)	(11.4)
Operating earnings before taxes	91.9	101.7
Tax expense on operating income	32.6	35.5
Net operating income (1)	59.3	66.2
Earnings of CLIC prior to being sold (net of taxes)	—	9.7
Adjustment to loss on sale of CLIC and gain (loss) on reinsurance transactions (including impact of taxes)	2.9	(63.3)
Net realized investment gains (losses) (net of related amortization and taxes)	(2.3)	9.1
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(11.4)	7.4
Valuation allowance for deferred tax assets and other tax items	34.1	79.3
Other	1.3	(2.4)
Net income	$83.9	$106.0

Per diluted share:
Net operating income	$.29	$.29
Earnings of CLIC prior to being sold (net of taxes)	—	.04
Adjustment to loss on sale of CLIC and gain (loss) on reinsurance transactions (including impact of taxes)	.01	(.28)
Net realized investment gains (losses) (net of related amortization and taxes)	(.01)	.04
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.05)	.04
Valuation allowance for deferred tax assets and other tax items	.17	.35
Other	—	(.01)
Net income	$.41	$.47

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CNO Financial (4)
February 10, 2015

The following table summarizes the financial impact of significant items on our 4Q14 net operating income (dollars in millions, except per share amounts):

	Three months ended
	December 31, 2014*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$103.5	$(9.0)	$94.5
Washington National	20.2	10.0	30.2
Colonial Penn	2.8	—	2.8
EBIT from business segments continuing after the CLIC sale	126.5	1.0	127.5
Corporate Operations, excluding corporate interest expense	(23.8)	15.0	(8.8)
EBIT from operations continuing after the CLIC sale (5)	102.7	16.0	118.7
Corporate interest expense	(10.8)	—	(10.8)
Operating earnings before taxes	91.9	16.0	107.9
Tax expense on operating income	32.6	5.6	38.2
Net operating income	$59.3	$10.4	$69.7

Net operating income per diluted share	$.29	$.05	$.34

The significant items in 4Q14 included: (i) adjustments arising from our comprehensive annual actuarial review of assumptions including $6 million of favorable impacts in the Bankers Life segment and $10 million of unfavorable impacts in the Washington National segment; (ii) the receipt of a $3 million settlement in the Bankers Life segment related to the early termination in 2013 of a PDP quota-share agreement; and (iii) an increase in expenses of $15 million in the Corporate Operations segment for the mark-to-market change in the agent deferred compensation plan liability.
* See page 12 for the table of Net Operating Income Excluding Significant Items for the three months ended December 31, 2013.
Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. NAP in 4Q14 was $73.6 million, flat with 4Q13. NAP for the year ended December 31, 2014, was $261.6 million, up 1 percent from 2013. Collected premiums were up 3 percent in 4Q14 compared to 4Q13, driven by sales over the last 12 months and favorable persistency. Annuity account values, on which spread income is earned, increased 2 percent to $7.4 billion in 4Q14 compared to 4Q13. Sales results for the quarter and year were impacted by a 3 percent decrease in average producing agent count in 2014. However, the average producing agent count increased in 4Q14 compared to 3Q14, reflecting improved recruiting in 4Q14. We anticipate this segment's sales will grow 3 to 5 percent in 2015.
Pre-tax operating earnings in 4Q14 compared to 4Q13 were up $20.5 million, or 25 percent. Earnings in 4Q14 reflect the significant items described below and favorable margins from our annuity block reflecting growth from sales, higher account values and lower surrenders.
Pre-tax operating earnings in 4Q14 of $103.5 million included significant items of $9 million, comprised of: (i) $6 million of positive impacts from our comprehensive annual actuarial review including impacts from model enhancements, net of changes in assumptions related to mortality and long-term interest rates; and (ii) the receipt of a $3 million settlement related to the early termination in 2013 of a PDP quota-share agreement.
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CNO Financial (5)
February 10, 2015

Pre-tax operating earnings in 4Q13 of $83.0 million included significant items of $3.2 million, including $5.8 million of favorable reserve developments in the Medicare supplement block, net of $2.6 million of net unfavorable adjustments primarily related to reserves established for remediation efforts.
Pre-tax operating earnings in 4Q14 included approximately $2.5 million of additional income from the recapture (completed in 3Q14) of a block of life insurance business previously ceded to Wilton Reassurance Company ("Wilton Re"). This increase to pre-tax operating earnings was partially offset by approximately $2 million of overhead expenses that were previously allocated to the Other CNO Business segment in quarters prior to 2014 and have continued after the completion of the sale of CLIC.
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. NAP in 4Q14 was $26.3 million, flat with 4Q13. NAP for the year ended December 31, 2014, was $99.2 million, up 6 percent from 2013. Collected premiums from the segment's supplemental health block were up 5 percent in 4Q14 compared to 4Q13, driven by strong sales and persistency. We anticipate this segment's sales will grow 5 to 7 percent in 2015.
Pre-tax operating earnings in 4Q14 compared to 4Q13 were down $17.6 million, primarily resulting from adjustments from our comprehensive annual actuarial review described below and the favorable interest-adjusted benefit ratio on the supplemental health insurance block in 4Q13.
Pre-tax operating earnings in 4Q14 of $20.2 million were reduced by $10 million primarily related to the impact of loss recognition on a closed block of payout annuities resulting from changes in assumptions related to long-term interest rates and mortality experience.
Pre-tax operating earnings in 4Q14 also included approximately $2 million of overhead expenses that were previously allocated to the Other CNO Business segment in quarters prior to 2014 and have continued after the completion of the sale of CLIC.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. NAP in 4Q14 was $14.9 million, up 6 percent from 4Q13, reflecting increased sales of both graded benefit and simplified issue life insurance products, including an increase in sales through the internet. NAP for the year ended December 31, 2014, was $64.6 million, up 4 percent from 2013. Collected premiums were up 5 percent in 4Q14 compared to 4Q13, driven by increased sales and steady persistency. We anticipate this segment's sales will grow 6 to 8 percent in 2015.
Pre-tax operating earnings in 4Q14 of $2.8 million were up $6.9 million compared to 4Q13, reflecting continued growth in the in-force block, marketing cost effectiveness and a modest increase in the deferral of acquisition costs due to a slight shift to deferrable direct response advertising activities, partially offset by favorable mortality experienced in 4Q13. In-force EBIT was $11.3 million, down 7 percent from 4Q13, reflecting the favorable mortality experienced in 4Q13. Full year 2014 in-force EBIT was $49.6 million, up 7 percent from 2013, primarily reflecting growth in the block.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We expect this segment to report slightly positive earnings in 2015, but because of the seasonality of advertising spend, we expect a loss in the $7 million range in 1Q15.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
This segment's earnings included less favorable investment returns in 4Q14 compared to the strong investment returns in 4Q13. Pre-tax operating earnings in 4Q14 also reflected an increase in expenses of $15 million for the mark-to-market change in the agent deferred compensation plan liability which was impacted by the use of a new mortality table and the low interest rate environment. We have elected to recognize the mark-to-market change in the estimated value of this liability through earnings as assumptions change.
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CNO Financial (6)
February 10, 2015

Non-Operating Items Related to the Sale of CLIC
On July 1, 2014, we completed the previously announced sale of CLIC to Wilton Re. In 1Q14, we recognized an estimated loss on the CLIC transaction of $298 million, net of income taxes. In 3Q14 and 4Q14, we recognized a reduction to the loss on the sale of CLIC of $6.0 million and $2.9 million, respectively, to reflect the determination of the final sales price and net proceeds.
The earnings related to the CLIC business prior to being sold are also reflected as non-operating items. Such earnings, net of taxes, were $9.7 million in 4Q13.
Other Non-Operating Items
Net realized investment losses in 4Q14 were $2.3 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $12.6 million recorded in earnings. Net realized investment gains in 4Q13 were $9.1 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $7.5 million recorded in earnings.
During 4Q14 and 4Q13, we recognized an increase (decrease) in earnings of ($11.4) million and $7.4 million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes. Such amount includes the impacts of changes in market interest rates used to determine the derivative's estimated fair value.
In 4Q14, we reduced the valuation allowance for deferred tax assets by $34.1 million primarily related to higher actual non-life income, including the impacts of tax audit adjustments.
In 4Q13, we reduced the valuation allowance for deferred tax assets by $17.6 million primarily resulting from the impact of our higher levels of income on projected future taxable income used to determine recoverable net operating loss and capital loss carryforwards.
In addition, tax items in 4Q13 reflected: (i) a $64.7 million net reduction in the deferred tax valuation allowance resulting from the completion of certain investment trading strategies resulting in the utilization of capital loss carryforwards; (ii) an increase of $2.0 million to the deferred tax valuation allowance due to the impact of the loss recognized on a reinsurance transaction, net of projected increases to future taxable income; and (iii) several other tax items resulting in a net unfavorable impact of $1.0 million.
In 4Q13, two of our insurance subsidiaries with long-term care business in the Other CNO Business segment entered into 100% coinsurance agreements which ceded $550 million of closed block long-term care reserves to an unaffiliated reinsurer. We recognized a loss on the transaction of $63.3 million, net of income taxes, in 4Q13.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was approximately 434% at December 31, 2014, reflecting 4Q14 and full year 2014 consolidated statutory operating earnings of $108 million and $393 million, respectively, and the payment of net insurance company dividends to the holding company of $174 million during the year. In 4Q14, our insurance subsidiaries did not pay dividends to the holding company which contributed to an increase in Bankers Life's risk-based capital ratio to approximately 411% at December 31, 2014.

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CNO Financial (7)
February 10, 2015

During the fourth quarter of 2014, we repurchased $75.0 million of common stock under our securities repurchase program. We repurchased 4.4 million common shares at an average cost of $17.16 per share. Total securities repurchased in 2014 totaled $376.5 million. CNO anticipates repurchasing common stock in the range of $250 million to $325 million in 2015, absent compelling alternatives. As of December 31, 2014, we had 203.3 million shares outstanding and had authority to repurchase up to an additional $420.9 million of our common stock. During 4Q14, we also paid common stock dividends of $12.2 million.
Book value per diluted share, excluding accumulated other comprehensive income (loss) (6), increased to $18.75 at December 31, 2014, compared to $18.62 at December 31, 2013.
Our debt-to-total capital ratio, excluding accumulated other comprehensive income (4) at December 31, 2014, was 17.1 percent, an increase of 20 basis points from December 31, 2013, reflecting the decrease to capital from the loss recognized on the sale of CLIC and debt repayments of $63.1 million. Unrestricted cash and investments held by our holding company were $345 million at December 31, 2014, compared to $309 million at December 31, 2013, reflecting the proceeds from the sale of CLIC, partially offset by common stock and equivalent repurchases and dividend and debt payments.
Earnings and Outlook Conference Call
The Company will host a conference call at 11:00 a.m. (EST) on Wednesday, February 11, 2015 to discuss fourth quarter 2014 results and provide the outlook for 2015 sales, select financial metrics and excess capital deployment plans. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

- Tables Follow -

CNO Financial (8)
February 10, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: 2014 - $18,408.1; 2013 - $21,891.8)	$20,634.9	$23,204.6
Equity securities at fair value (cost: 2014 - $400.5; 2013 - $206.7)	419.0	223.0
Mortgage loans	1,691.9	1,729.5
Policy loans	106.9	277.0
Trading securities	244.9	247.6
Investments held by variable interest entities	1,367.1	1,046.7
Other invested assets	443.6	423.3
Total investments	24,908.3	27,151.7
Cash and cash equivalents - unrestricted	611.6	699.0
Cash and cash equivalents held by variable interest entities	68.3	104.3
Accrued investment income	242.9	286.9
Present value of future profits	489.4	679.3
Deferred acquisition costs	770.6	968.1
Reinsurance receivables	2,991.1	3,392.1
Income tax assets, net	758.7	1,147.2
Assets held in separate accounts	5.6	10.3
Other assets	337.7	341.7
Total assets	$31,184.2	$34,780.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$10,707.2	$12,776.4
Future policy benefits	10,835.4	11,222.5
Liability for policy and contract claims	468.7	566.0
Unearned and advanced premiums	291.8	300.6
Liabilities related to separate accounts	5.6	10.3
Other liabilities	587.6	590.6
Payable to reinsurer	—	590.3
Investment borrowings	1,519.2	1,900.0
Borrowings related to variable interest entities	1,286.1	1,012.3
Notes payable – direct corporate obligations	794.4	856.4
Total liabilities	26,496.0	29,825.4
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: 2014 – 203,324,458; 2013 – 220,323,823)	2.0	2.2
Additional paid-in capital	3,732.4	4,092.8
Accumulated other comprehensive income	825.3	731.8
Retained earnings	128.5	128.4
Total shareholders' equity	4,688.2	4,955.2
Total liabilities and shareholders' equity	$31,184.2	$34,780.6

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CNO Financial (9)
February 10, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Insurance policy income	$632.7	$676.1	$2,629.7	$2,744.7
Net investment income:
General account assets	305.4	354.4	1,301.0	1,405.8
Policyholder and reinsurer accounts and other special-purpose portfolios	43.5	99.7	126.4	258.2
Realized investment gains (losses):
Net realized investment gains, excluding impairment losses	9.5	23.1	64.0	45.0
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(12.6)	(8.1)	(27.3)	(11.6)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	—	—	—
Net impairment losses recognized	(12.6)	(8.1)	(27.3)	(11.6)
Total realized gains (losses)	(3.1)	15.0	36.7	33.4
Fee revenue and other income	21.5	13.0	50.9	34.0
Total revenues	1,000.0	1,158.2	4,144.7	4,476.1
Benefits and expenses:
Insurance policy benefits	639.3	710.2	2,586.2	2,839.7
Net loss on sale of CLIC and (gain) loss on reinsurance transactions	(2.9)	98.4	239.8	98.4
Interest expense	22.0	25.3	92.8	105.3
Amortization	50.0	76.4	247.4	296.3
Loss on extinguishment or modification of debt	—	—	.6	65.4
Other operating costs and expenses	215.7	206.8	802.8	766.2
Total benefits and expenses	924.1	1,117.1	3,969.6	4,171.3
Income before income taxes	75.9	41.1	175.1	304.8
Income tax expense (benefit):
Tax expense on period income	26.1	14.4	159.2	128.3
Valuation allowance for deferred tax assets and other tax items	(34.1)	(79.3)	(35.5)	(301.5)
Net income	$83.9	$106.0	$51.4	$478.0
Earnings per common share:
Basic:
Weighted average shares outstanding	204,298,000	221,056,000	212,917,000	221,628,000
Net income	$.41	$.48	$.24	$2.16
Diluted:
Weighted average shares outstanding	206,943,000	227,101,000	217,655,000	232,702,000
Net income	$.41	$.47	$.24	$2.06

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CNO Financial (10)
February 10, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
EBIT FROM BUSINESS SEGMENTS
SUMMARIZED BY IN-FORCE AND NEW BUSINESS (7)
(Dollars in millions)

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
EBIT (5) from In-force and New Business
Bankers Life segment:
In-Force Business	$139.5	$118.0	$532.0	$442.6
New Business	(36.0)	(35.0)	(145.1)	(132.1)
Total	$103.5	$83.0	$386.9	$310.5

Washington National segment:
In-Force Business	$24.1	$41.6	$122.9	$151.9
New Business	(3.9)	(3.8)	(11.7)	(11.3)
Total	$20.2	$37.8	$111.2	$140.6

Colonial Penn segment:
In-Force Business	$11.3	$12.1	$49.6	$46.2
New Business	(8.5)	(16.2)	(48.8)	(58.7)
Total	$2.8	$(4.1)	$.8	$(12.5)

Other CNO Business:
In-Force Business	$—	$(7.4)	$—	$(27.6)
New Business	—	—	—	—
Total	$—	$(7.4)	$—	$(27.6)

Total Business segments:
In-Force Business	$174.9	$164.3	$704.5	$613.1
New Business	(48.4)	(55.0)	(205.6)	(202.1)
Total EBIT from business segments continuing after the CLIC sale	$126.5	$109.3	$498.9	$411.0

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CNO Financial (11)
February 10, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Year ended
	December 31,
	2014	2013
EBIT (5):
Bankers Life	$386.9	$310.5
Washington National	111.2	140.6
Colonial Penn	.8	(12.5)
Other CNO Business:
Loss from the long-term care business reinsured in 4Q13	—	(8.0)
Overhead expense of CLIC expected to continue after the sale	—	(19.6)
EBIT from business segments continuing after the CLIC sale	498.9	411.0
Corporate Operations, excluding corporate interest expense	(54.4)	18.6
EBIT from operations continuing after the CLIC sale	444.5	429.6
Corporate interest expense	(43.9)	(51.3)
Operating earnings before taxes	400.6	378.3
Tax expense on operating income	141.1	129.9
Net operating income (1)	259.5	248.4
Earnings of CLIC prior to being sold (net of taxes)	15.2	25.5
Net loss on sale of CLIC and gain (loss) on reinsurance transactions (including impact of taxes)	(269.7)	(63.3)
Net realized investment gains (net of related amortization and taxes)	21.4	16.8
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(23.4)	23.0
Loss on extinguishment or modification of debt (net of taxes)	(.4)	(64.0)
Valuation allowance for deferred tax assets and other tax items	54.9	301.5
Other	(6.1)	(9.9)
Net income	$51.4	$478.0

Per diluted share:
Net operating income	$1.19	$1.07
Earnings of CLIC prior to being sold (net of taxes)	.07	.11
Net loss on sale of CLIC and gain (loss) on reinsurance transactions (including impact of taxes)	(1.24)	(.27)
Net realized investment gains (net of related amortization and taxes)	.10	.08
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.11)	.10
Loss on extinguishment or modification of debt (net of taxes)	—	(.28)
Valuation allowance for deferred tax assets and other tax items	.25	1.29
Other	(.02)	(.04)
Net income	$.24	$2.06
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CNO Financial (12)
February 10, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING SIGNIFICANT ITEMS*
(Dollars in millions, except per share data)

	Three months ended
	December 31, 2013*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$83.0	$(3.2)	$79.8
Washington National	37.8	—	37.8
Colonial Penn	(4.1)	—	(4.1)
Other CNO Business:
Loss from the long-term care business reinsured in 4Q13	(2.1)	—	(2.1)
Overhead expense of CLIC expected to continue after the sale	(5.3)	—	(5.3)
EBIT from business segments continuing after the CLIC sale	109.3	(3.2)	106.1
Corporate Operations, excluding corporate interest expense	3.8	—	3.8
EBIT from operations continuing after the CLIC sale (5)	113.1	(3.2)	109.9
Corporate interest expense	(11.4)	—	(11.4)
Operating earnings before taxes	101.7	(3.2)	98.5
Tax expense on operating income	35.5	(1.2)	34.3
Net operating income	$66.2	$(2.0)	$64.2

Net operating income per diluted share	$.29	$(.01)	$.28

* This table summarizes the financial impacts of significant items (as described in the segment results section of this press release) on our 4Q13 net operating income.

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CNO Financial (13)
February 10, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
FROM CONTINUING OPERATING SEGMENTS
(Dollars in millions)

	Three months ended
	December 31,
	2014	2013
Bankers Life segment:
Medicare supplement	$201.6	$202.0
Long-term care	126.7	134.3
Supplemental health	4.6	3.3
Other health	2.0	2.6
Life	115.5	93.5
Annuity	209.5	204.6
Total	659.9	640.3
Washington National segment:
Supplemental health and other health	133.9	127.3
Medicare supplement	22.1	26.1
Life	6.7	7.8
Annuity	.5	.7
Total	163.2	161.9
Colonial Penn segment:
Life	60.5	57.5
Supplemental health	.8	1.0
Total	61.3	58.5
Total collected premiums from continuing operating segments	$884.4	$860.7

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	December 31,
	2014	2013
Bankers Life segment:
Medicare supplement	$28.6	$31.5
Long-term care	5.8	5.7
Supplemental health	1.8	2.2
Life	24.9	22.4
Annuity	12.5	12.1
Total	73.6	73.9
Washington National segment:
Supplemental health	24.1	24.8
Life	2.2	1.4
Annuity	—	—
Total	26.3	26.2
Colonial Penn segment:
Life	14.9	14.0
Total	14.9	14.0
Total new annualized premiums	$114.8	$114.1

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CNO Financial (14)
February 10, 2015

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	December 31,
	2014	2013
Bankers Life segment:
Medicare Supplement:
Earned premium	$193 million	$190 million
Benefit ratio (8)	70.0%	65.7%
Long-Term Care:
Earned premium	$124 million	$131 million
Benefit ratio (8)	131.8%	130.0%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	77.8%	80.0%
Washington National segment:
Medicare Supplement:
Earned premium	$21 million	$24 million
Benefit ratio (8)	62.0%	63.6%
Supplemental health (10):
Earned premium	$132 million	$124 million
Benefit ratio (8)	79.1%	76.7%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	54.4%	50.6%

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CNO Financial (15)
February 10, 2015

NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) the net loss on the sale of CLIC and gain (loss) on reinsurance transactions; (ii) the earnings of CLIC prior to being sold; (iii) net realized investment gains or losses, net of related amortization and taxes; (iv) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (v) loss on extinguishment or modification of debt, net of taxes; (vi) changes in the valuation allowance for deferred tax assets; and (vii) other non-operating items consisting primarily of equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities, net of taxes ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 3 and 11. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Collected premiums from our core operating segments include premiums collected in our Bankers Life, Washington National and Colonial Penn segments. Collected premiums from all sources (including CLIC operations prior to the sale and the reinsured long-term care business included in the former Other CNO Business segment) were $884.4 million in 4Q14, down 2 percent from 4Q13 and were $3,430.1 million in 2014, down 1 percent from 2013.

(4)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital were 14.5% and 14.7% at December 31, 2014 and 2013, respectively.

(5)
Management believes that an analysis of earnings before the net loss on the sale of CLIC and gain (loss) on reinsurance transactions, the earnings of CLIC prior to being sold, net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, loss on extinguishment or modification of debt, other non-operating items, corporate interest expense and taxes ("EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 3 and 11.

(6)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options and warrants were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, warrants, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options and warrants (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $23.06 and $22.49 at December 31, 2014 and 2013, respectively.

(7)
Management believes that an analysis of EBIT, separated between in-force and new business provides increased clarity around the value drivers of our business, particularly since the new business results are significantly impacted by the rate of sales, mix of business and the distribution channel through which new sales are made. EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(8)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

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CNO Financial (16)
February 10, 2015

(9)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset (which is equal to the tabular interest on the related insurance liabilities). Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

(10)
We have consolidated a small block of health related business with this supplemental health block for simplicity of reporting. All prior periods have been revised to conform to the current presentation.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof; (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xx) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxi) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xxii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets; (xxiii) availability and effectiveness of reinsurance arrangements, as well as any defaults or failure of reinsurers to perform; (xxiv) the performance of third party service providers and potential difficulties arising from outsourcing arrangements; (xxv) the growth rate of sales, collected premiums, annuity deposits and assets; (xxvi) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (xxvii) events of terrorism, cyber attacks, natural disasters or other catastrophic events, including losses from a disease pandemic; (xxviii) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; and (xxix) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.                 - # # # # -